LETTER AGREEMENT
                              10 NEVADA PROPERTIES
                                September 1, 2005


Following are the general terms and conditions between Carl Pescio ("Pescio") and Tornado Gold International Corp. ("Tornado") with respect to the acquisition of 10 mineral properties in Nevada:

A. Tornado hereby agrees to acquire from Pescio (a non-employee director of Tornado) 10 mineral properties (about 1,600 claims) as listed below:

         1.       Golconda
         2.       North Battle Mountain
         3.       Dry Hills
         4.       Horseshoe Basin
         5.       Marr
         6.       Walti
         7.       West Whistler
         8.       South Lone Mountain
         9.       Brock
         10.      Stargo

         The properties and number of claims at each property are subject to availability and are being acquired by Tornado without warranty from Pescio as to total availability and/or mineral potential. Tornado further agrees to indemnify, hold harmless, and defend Pescio against any action by Tornado or shareholders of Tornado as a result of this or other property agreements with Pescio.

B. Pescio and Tornado shall execute Letter Agreements with respect to these mineral properties as per Exhibit I.

C. As part of its commitment for 10 properties and as part of the Initial Advance Minimum Royalty Payment, Tornado shall pay Pescio US$50,000 upon signing.

D. The remainder, US$30,000 per property, of the initial Advance Minimum Royalty Payment for each property shall be made in two equal payments to Pescio as follows:

         November 30, 2005 ------------------ US$ 150,000
         December 30, 2005 ------------------ US$ 150,000

E. Tornado shall issue shares in the form of warrants, options, or other, to be mutually agreed to, of 100,000 shares of the company for each of the properties to Pescio.




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                                LETTER AGREEMENT
                              10 NEVADA PROPERTIES
                                September 1, 2005
Page 2




F. Tornado shall make available all money necessary to complete the claim staking and filing process for each property prior to December 1, 2005.


Tornado Gold International Corp. and Carl Pescio hereby agree to and are bound by the terms as presented above.




/s/ Earl W. Abbott                                   November 10, 2005
----------------------------------                   ----------------------
Earl W. Abbott, President                            Date
Tornado Gold International Corp.



/s/ Carl A. Pescio                                   November 10, 2005
---------------------------------                    ----------------------
Carl A. Pescio                                       Date









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                                    EXHIBIT I


                                 LEASE/PURCHASE
                                LETTER AGREEMENT
                                September 1, 2005

                                 XXXXXX Property


Following are the principal terms which outline the lease/purchase agreement for the XXXXXXXXX Property (the "Property") being acquired by Tornado Gold International Corp. (the "Company") from Carl Pescio ("Pescio"):

1.       The Property is listed per Exhibit A.

2.       The Advance Minimum Royalty payments for the Property are as follows:

         a. US$35,000 upon signing, plus 100,000 shares of the Company.
         b. US$55,000 first anniversary.
         c. US$75,000 second anniversary.
         d. US$100,000 third anniversary.
         e. US$125,000 fourth anniversary.
         f. US$150,000 fifth anniversary.
         g. US$200,000 sixth anniversary and each anniversary thereafter.

3. Upon completion of a bankable feasibility study, the Company shall own 100% of the Property subject to the greater of a 4% Production Royalty Payments or Advance Minimum Royalty Payments as shown above. All Advance Minimum Royalty Payments may be deducted from Production Royalty Payments.

4. Future land acquisition costs and filing fees for the Property shall be paid by the Company. This may include additional claim staking costs and filing fees.

5. The Company shall have the option to purchase 2% of the 4% Production Royalty for US$4 million prior to completion of the bankable feasibility study.

6. The Company shall carry out at least 5,000 feet of drilling on the Property within three years followed by a yearly commitment of 7,500 feet until completion of the bankable feasibility. Excess footage drilled on the Property in any year can be carried forward to subsequent years, and the Company shall have the option to pay Pescio US$10 per foot committed to and not drilled.

7. An Area of Interest ("AI") of one mile shall extend around the Property such that any mineral rights acquired by either party shall be subject to the terms of this agreement, except that Pescio shall only retain a 1% royalty on mineral rights acquired from a third party within the AI.

8. Annual holding fees will be committed to and paid by the Company for the Property through September 1, 2006. Each year thereafter, the next due fees shall be paid by the Company if the lease is terminated on or after May 1 of any year.

9. The Company shall be responsible for all environmental liabilities and reclamation obligations it creates and shall indemnify Pescio from such. Neither Pescio nor the Company shall be liable for pre-existing conditions.

10. The Company may terminate this lease at any time by giving Pescio 30 days notice so long as there are no outstanding environmental or reclamation liabilities, all Advance or Production Royalty Payments are current, drilling or payments in lieu of drilling is complete for the lease year, and all annual holding fees due during the lease year are made.

11. This agreement becomes effective and binding upon signing on this date of October 6, 2005. The Company and Pescio shall within 90 days enter into a definitive agreement which will incorporate these principal terms as well as define all operating procedures and conditions for both parties.



Agreed to by:




-------------------------------                   ----------------------------
Earl W. Abbott, President                         Date
Tornado Gold International Corp.




-------------------------------                   ----------------------------
Carl A. Pescio                                    Date